EXHIBIT 99.1

AMENDMENT TO RESTRICTED SHARE AGREEMENT

AMENDMENT dated as of the 7th day of January, 2009 (this “Amendment”), of the Restricted Share Agreement (the “Agreement”) entered into as of April 25, 2008, by and between Medis Technologies Ltd., a Delaware corporation (the “Company”), and Jacob Weiss (the “Grantee”). Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, pursuant to Section 12 of the Agreement, the Committee may amend the Agreement with the consent of the Grantee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of the Plan; and

WHEREAS, the Company and the Grantee desire to amend Section 4 of the Agreement, as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

1.           Section 4 of the Agreement shall be amended as follows:

4.           Termination of Employment. (a) Subject to the last sentence of this Section 4(a), if the Grantee does not continue to provide services (whether as an employee, consultant, director or other service provider) to the Company through the applicable Vesting Date set forth in Section 3, all shares of Restricted Stock not vested as of the date Grantee is no longer employed by the Company will be forfeited (the “Forfeited Shares”), the Grantee shall not have any rights to any of the Forfeited Shares and any stock certificates then held by the Grantee representing the Forfeited Shares shall be cancelled and voided.  Notwithstanding the foregoing and any terms to the contrary in the Plan, (i) in the event the Grantee’s employment is terminated due to death or Disability, all shares of Restricted Stock held by the Grantee at the time of such death or employment termination due to such Disability shall immediately become vested and released from restriction as of such date and (ii) if the Grantee has been continuously employed with or provided services to the Company or a subsidiary thereof for six (6) years or more, upon a termination of the Grantee’s employment or if the Grantee ceases to provide services to the Corporation (other than for Cause), the shares of Restricted Stock not yet vested hereunder shall not be forfeited as of such date, and shall continue to vest pursuant to the vesting schedule set forth in Section 3.

(b)           In the event of the forfeiture of the Restricted Stock prior to a Vesting Date, the Grantee shall be obligated immediately to redeliver to the

Company any stock certificates representing the Forfeited Shares. No payment by the Company will be due to the Grantee for the Forfeited Shares.

2.           Except as set forth in this Amendment, each and every provision of the Agreement in effect on the date hereof shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written by the Company and the Grantee.

MEDIS TECHNOLOGIES LTD.

By:	/s/ Howard Weingrow
Name: Howard Weingrow
Title: Deputy Chairman & Executive Vice President

Jacob S. Weiss